UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 5, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated August 5, 2004

Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure". Additionally, on August 5, 2004, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter ended June 30, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held August 5, 2004

The following report is about LabOne's second quarter 2004. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue, margins, earnings, expansion of services and plans of operations, including integration of operations and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K.

We are very pleased to announce the results for the second quarter, which includes an increase of 40% in revenues, a 32% increase in operating earnings and a 20% increase in diluted earnings per share compare to the prior year. During the second quarter 2004, our laboratory volumes increased 28% compared to the same period last year. Excluding the impact of Alliance Laboratory Services and Northwest Toxicology, acquired during the first quarter of 2004, overall laboratory testing volumes increased 8% including a 1% increase in insurance testing, a 19% increase in healthcare and an 11% increase in substance abuse testing.

Risk assessment revenues during the second quarter ended June 30, 2004, increased 19%, principally driven by a 23% increase in paramedical examination revenues and a 47% increase in other insurance services revenues, including teleunderwriting.

During the second quarter, we continued our work on the integration of LabOne's Cincinnati operation. Operating results for Alliance Laboratory Services were impacted by two factors. Revenues declined by 6% compared to the first quarter 2004, as anticipated. Additionally, certain expected expense reduction initiatives were not completed during the second quarter. These initiatives include reduced prices for laboratory supplies, reagents and send-out laboratory testing. These initiatives are being addressed in the third quarter 2004. We believe that our initial guidance of $0.05 per diluted share attributable to this acquisition remains obtainable for fiscal 2004.

As previously announced, we broke ground on a new 136,000 square foot facility in Cincinnati which we expect to be completed in the second quarter of 2005. Additionally, in the second quarter, we formally renamed the Alliance Laboratory Services to LabOne of Ohio.

Integration of the Northwest Toxicology laboratory continued in the second quarter with the successful migration of oral fluid testing to Lenexa and the initial moves of urine drug screen clients. New testing equipment was acquired to broaden the esoteric menu of testing in Salt Lake City. The long term plan will be to concentrate in Lenexa routine urine and oral fluid testing formerly performed in Salt Lake City, and enable the expansion of esoteric toxicology testing including medical professional panels, blood drug testing, and specimen validity quantification in Salt Lake City.

Healthcare accession counts for the second quarter were 1,056,000 compared with 625,000 last year. The increase included the addition of 312,000 samples from our Cincinnati operations. The gross margin for healthcare during the second quarter 2004 was 36.5%, including a 43.6% gross margin in Lenexa contrasted with a 26.6% gross margin in Cincinnati. Average selling price per requisition increased $2.23 to $36.20, driven by increased utilization of higher priced assays including monolayer pap smears and molecular diagnostics.

Insurance applicants tested in the laboratory were 1,324,000, or 1% higher than the same period a year ago. Average revenue per applicant tested fell to $12.74 compared to $13.30 during the second quarter 2003. Gross margins remained consistent with a year ago, at 48%. Pricing pressures were offset by increased efficiencies in the laboratory, specifically lower reagent costs and lower inbound freight expense.

Substance abuse donor volumes increased 47% to 843,000, driven by 11% organic growth and the addition of acquired samples from Northwest Toxicology. Gross margins for the quarter expanded to 32% from 30% in the prior year due to an increase in volumes in Lenexa buoyed by higher priced testing performed at Northwest Toxicology.

As Tom articulated, we continued to focus on the integration of LabOne's Cincinnati operation during the second quarter 2004. Revenues compared to the first quarter declined by 6% associated with the loss of certain client accounts terminated due to profitability of those accounts, anticipated attrition, and reductions of transitional revenues from the Health Alliance. From an operational perspective, certain esoteric testing between the two facilities has been integrated and employees in duplicative positions have been transitioned. Other initiatives necessary to achieve our financial objectives, which include the consolidation of instrument and supply contracts and the reduction of send-out costs, remained outstanding at the end of the second quarter. These initiatives are currently in process. The initiative to reduce send-out test costs includes the transfer of significant volumes of cytology testing from existing send-out vendors to capacity available in the Cincinnati operation. We believe this capability will be in place by the end of the third quarter.

Revenues for the second quarter 2004 were $117.5 million, compared to $84.0 million for the second quarter 2003. Compared to revenues for the same quarter last year, risk assessment services increased 19% to $66.1 million, healthcare increased 91% to $40.6 million and substance abuse testing increased 54% to $10.8 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 24% and substance abuse testing revenues increased 8% compared to the second quarter last year. Net income for the second quarter 2004 was $6.3 million or $0.36 per diluted share compared to $5.0 million or $0.30 per diluted share for the second quarter 2003.

Operating earnings for the second quarter 2004 were $11.2 million compared to $8.5 million for the same period last year, an increase of $2.7 million or 32%. Second quarter 2004 operating earnings comprised $13.6 million for risk assessment, $5.5 million for healthcare and $1.8 million for substance abuse testing, offset by $9.7 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $11.8 million for risk assessment, $3.5 million for healthcare and $1.3 million for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses. For the second quarter 2004, the Alliance Laboratory Services had an operating loss of $0.1 million and Northwest Toxicology contributed $0.3 million of operating earnings.

For the six months ended June 30, 2004, revenues were $230.3 million compared to $165.9 million for the same period last year. Revenues for the six months ended June 30, 2004 attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology were $29.6 million and $4.5 million, respectively. Net income for the six months was $12.2 million or $0.70 per diluted share compared to $9.6 million or $0.57 per diluted share for the same period last year.

Operating earnings for the six months ended June 30, 2004 were $22.0 million compared to $16.4 million for the same period last year. Operating earnings for the six months ended June 30, 2004 comprised $26.0 million for risk assessment, $12.3 million for healthcare and $3.1 million for substance abuse testing, offset by $19.4 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $23.2 million for risk assessment, $7.4 for healthcare and $2.0 million for substance abuse testing, offset by $16.1 million for corporate selling, general and administrative expenses. Operating earnings for the six months ended June 30, 2004 included $0.7 million and $0.5 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

Working capital increased $4.0 million compared to December 31, 2003 attributable to an increase in accounts receivable partially offset by increases in accounts payable. Long-term debt and current maturities were $103.7 million at the end of the quarter, an increase of $45.6 million from December 2003, principally attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology during the first quarter 2004. Net cash provided by operations for the six months ended June 30, 2004 was $21.3 million compared to $11.9 million for the same period in 2003. Capital expenditures for the six months ended June 30, 2004 were $8.8 million compared to $3.8 million in 2003. Acquisitions of businesses during the six months ended June 30, 2004 were $60.0 million compared to $1.4 million in 2003.

During the second quarter 2004, the company issued $90 million of 3.50% convertible senior debentures due 2034 in an effort to diversify funding sources and minimize interest rate exposure. These debentures have a conversion price of $39.30 with a 30% contingent conversion feature. The debentures are callable by the company after the fifth anniversary and holders may require the company to repurchase the debentures on June 15, 2011, 2014 and 2024. Upon conversion, the par value of the bonds will be redeemed in cash. Following the end of the second quarter, the over-allotment of these debentures was issued, resulting in $103.5 million of indebtedness associated with the offering. Proceeds from the offering reduced borrowings under the company's revolving credit facility and increased cash balances.

Question and Answer Session:

Q:    Risk assessment volumes were up one percent in the quarter. As far as second half catalysts go, we've been hearing anecdotally that with policy increases likely to go into place at the end of the calendar year in life insurance, is that any kind of a second half catalyst for you guys? Do you expect any kind of a back end loaded volume increase?

A:    Yes. You might be referring to some of the articles that have appeared in the "Wall Street Journal." The term rates appear to be moving upwards. Some of the reinsurance companies have firmed up their rates. A lot of the term plans are handled on a quota share basis, and there was a recent article alluding to the fact that some of the companies were tightening up their underwriting standards, which is good news for us, since we gather all those underwriting requirements. But as the rates go up, that could act as a catalyst in terms of having more term policies underwritten in the second half of the year. Can't say for sure, but certainly should be a positive trend for the business.

Q:   I think you had mentioned the gross margins for the healthcare operations at Lenexa and Cincinnati. I think there was a wide disparity between Cincinnati and Kansas City, as you would expect. When the new facility comes on board, let's say early next year, and let's say we successfully move all the volume there and maybe get some additional volume in that facility, inherently how profitable from a gross margin standpoint can that facility be vis-a-vis Lenexa?

A:    Yes, the gross margins at Lenexa were 43.6 percent, just to restate, and 26.6 percent for Cincinnati. To your point, there is a significant gap. I think you're right to look ahead to when the facility's complete there. It will make that style of operation much more similar to what we have in Kansas City. We certainly think that there's significant opportunity between those two gross margins, even before that's built. There's some decisions we have to make in terms of redundancy and in terms of how we're going to outfit that building to provide backup to Lenexa and to take some of the volume from Lenexa, but we'd like to see those margins in the mid 30s to upper 30s. That's a very speculative statement at this point.

Q:    In terms of the delay in reaping some of the benefits from lower cost and some of the changes that you're making at Alliance currently, was it just timing or was there anything specific that just wasn't able to be completed?

A:    There are a number of specific things that were in the works in the second quarter. And, to your point, we would have liked to have seen them completed, but they just weren't. We alluded to some of our instrument vendors where we've got two different contracts between Cincinnati and Lenexa. One of the things we had to do was to arrange to outfit that operation with similar equipment. So, not only were we negotiating for price decreases based on our new increased volume, but also to place the instrumentation. That's one of the specific areas that remains undone. There's been quite an analysis of our esoteric or send out providers that we're using. They're different in Cincinnati than they are in Lenexa. Getting them on the same platform and negotiating that price remains to be completed. Some have been completed. Some remain open ended. And then a big initiative is to be able to reference cytology testing from Lenexa to our Cincinnati operation as opposed to outside providers, which is very, very close to being wrapped up. But that required quite a bit of IT work and some licensing work on behalf of our cytology system vendors that just didn't get completed in the second quarter.

Q:    In reflecting on some of the weakness that you saw in the quarter relative to the Cincinnati business, is there any concern among the senior management team that with all the transactions done in the last 12 to 18 months that perhaps you're spread a little thin and not in a position to get things from a down and dirty operating perspective integrated quite the way you might be able to otherwise?

A:    To a certain extent, any time you acquire, you do engage management fully. One of the things in Cincinnati we had to do was actually rearrange some of the management's responsibility there. As you know, we announced last year we brought in new management to help us with this transition. And so, to say their plates were full is true, but we move through phases of acquisition. In the third quarter we should be wrapping up most of the heavy lifting in terms of getting the systems to be efficient.

Q:    So, there shouldn't be a concern about putting on additional acquisitions going forward relative to management's ability to integrate?

A:    I think we've been careful about our pace of acquisitions and have kept that in mind. With what we have with Northwest Toxicology and the Alliance, our plate is full this year. That is not to say that we're not looking at other opportunities, but certainly nothing that would be done before the end of the year as we actually handle all these integration issues.

Q:    Did you make a statement about a lower revenue per accession this quarter? Price degradation - and you offset it somehow, but I know you had higher volumes. Was that just a matter of mix or was that a matter of pricing?

A:    We did. I believe we spoke about a higher price per accession in clinical and in substance abuse. We spoke about decrease in insurance selling price. And that's just consistent with the pricing pressures in the market for laboratory testing for risk assessment.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: August 6, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer